Exhibit 99.1

Micron Announces Further Actions to
Address Market Conditions

BOISE, Idaho, Nov. 16, 2022 – Micron Technology, Inc. (Nasdaq: MU), today announced that in response to market conditions, the company is reducing DRAM and NAND wafer starts by approximately 20% versus fiscal fourth quarter 2022. These reductions will be made across all technology nodes where Micron has meaningful output. Micron is also working toward additional capex cuts. In calendar 2023, Micron now expects its year-on-year bit supply growth to be negative for DRAM, and in the single-digit percentage range for NAND.

Recently, the market outlook for calendar 2023 has weakened. In order to significantly improve total inventory in the supply chain, Micron believes that in calendar 2023, year-on-year DRAM bit supply will need to shrink and NAND bit supply growth will need to be significantly lower than previous estimates.

“Micron is taking bold and aggressive steps to reduce bit supply growth to limit the size of our inventory. We will continue to monitor industry conditions and make further adjustments as needed,” said Micron President and CEO Sanjay Mehrotra. “Despite the near-term cyclical challenges, we remain confident in the secular demand drivers for our markets, and in the long term, expect memory and storage revenue growth to outpace that of the rest of the semiconductor industry.”

For more information, please visit investors.micron.com.

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding our industry, our markets, and our future actions, including expected wafer starts and capital expenditures. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, including our most recent Form 10-K. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements to conform these statements to actual results.

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Micron Media Relations Contact
Erica Rodriguez Pompen
Micron Technology, Inc.
+1 (408) 834-1873
epompen@micron.com

Micron Investor Relations Contact
Farhan Ahmad
Micron Technology, Inc.
+1 (408) 834-1927
farhanahmad@micron.com